Exhibit 99.1

CARDIOVASCULAR SYSTEMS, INC. ANNOUNCES KELVIN WOMACK JOINS BOARD OF DIRECTORS

St. Paul, Minn., August 20, 2020 – Cardiovascular Systems, Inc. (CSI®) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for patients with peripheral and coronary artery disease, today announced the addition of independent board member Kelvin Womack.

Womack is currently the Vice President for Diversity and Inclusion at St. Jude Children’s Research Hospital in Memphis, Tenn. Prior to this role, he served for 30 years as a consulting professional, primarily in the healthcare industry. His more recent roles include leading the federal healthcare consulting practices for Deloitte, LLP and BearingPoint, Inc.

“We are pleased to welcome Kelvin Womack as a new independent director to the CSI board,” said Scott Ward, Chairman, President and Chief Executive Officer. “We believe that Kelvin’s comprehensive understanding of the healthcare industry, experience with federal and healthcare agencies, broad technological expertise, and status as a thought leader on diversity, inclusion and patient care will expand our Board’s understanding of critical issues facing our business in a rapidly changing environment and assist us as we seek to prevent unnecessary amputations and address disparities in the treatment of peripheral and coronary artery disease.”

CSI’s board routinely reviews its composition to ensure it includes the necessary skills, experience and perspective to direct its business objectives. With the addition of Mr. Womack, three independent directors have joined CSI’s board since July 2019. The CSI board is comprised of eight directors, seven of whom are independent.

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s orbital atherectomy system treats calcified and fibrotic plaque in arterial vessels throughout the leg and heart and addresses many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. For additional information, please visit www.csi360.com and connect on Twitter @csi360.

Contact:

Cardiovascular Systems, Inc.
Jack Nielsen
(651) 202-4919
j.nielsen@csi360.com

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